Exhibit 1

BRASIL TELECOM S.A.

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33 3 0029520 8

PUBLICLY-HELD COMPANY

CALL NOTICE

EXTRAORDINARY SHAREHOLDERS’ MEETING

Pursuant to legal and statutory provisions, Brasil Telecom S.A. (“Company”) calls its shareholders for an Extraordinary Shareholders’ Meeting (“Meeting”), to be held on November 9, 2010, at 10:30 a.m., at the Company’s headquarters, located at Rua General Polidoro No. 99, 5th floor, Botafogo, in the City of Rio de Janeiro, State of Rio de Janeiro, to deliberate on the following agenda:

1.	Issuance of non-convertible single series subordinated debentures for private placement in the amount of up to R$500,000,000.00 (five hundred million reais);

2.	Delegation of powers to the Company’s Board of Directors for decisions in connection with certain conditions for such issuance, pursuant to Paragraph 1 of article 59 of Law No. 6,404/76;

3.	Authorization to the Company’s Board of Executive Officers for implementation of all the necessary measures to carry out such private issuance of single series debentures.

GENERAL INFORMATION:

1. All documents related to the Agenda are available to the Company’s shareholders at the Company’s headquarters and on the website of the CVM (www.cvm.gov.br) as per CVM Instruction No. 481/2009.

2. Shareholders who wish to be represented by an attorney-in-fact at the meeting referred to herein must forward the instrument granting the power of attorney, and a copy of corporate acts and/or documents corroborating such representation in case of legal entities, to the Legal Department at Rua Humberto de Campos No. 425, 5th floor, Leblon, City of Rio de Janeiro, State of Rio de Janeiro, between 9:00 a.m. and 12:00 p.m. and between 2:00 p.m. and 6:00 p.m., by November 5, 2010. This measure has the purpose of expediting the registration of shareholders attending the meeting.

3. Shareholders whose shares are registered with a custodian who wish to attend this Meeting must present a statement of share ownership issued by the custodian dated on or after November 5, 2010.

Rio de Janeiro, October 5, 2010.

José Mauro Mettrau Carneiro da Cunha

Chairman of the Board of Directors